UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 26, 2002

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

Content of LabOne Conference Call held February 26, 2002

The following report is about LabOne's fourth quarter 2001 and annual results. Some portions of the following discussion contain forward-looking statements, including but not limited to, projections and statements of unit cost and margin improvements, pricing, capital expenditures, growth, and expansion of product offerings and markets. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including but not limited to, the volume and pricing of laboratory tests performed by LabOne, competition, the extent of market acceptance of the Company's testing services and healthcare and substance abuse testing and related services, general economic conditions, government regulations, the availability and ability of the Company to successfully integrate acquisitions, the ability of the Company to successfully implement technological, operational and product initiatives, and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities & Exchange Commission.

2001 has been a great year for LabOne, not only with the expansion of new product offerings, dramatic internal growth, the completion of certain cost reduction initiatives, and more recently with the acquisition of the Osborn Group and the relationship with our new investors, Welsh, Carson, Anderson & Stowe. With respect to the latter, on January 31st our shareholders approved the exchange of B-2 preferred for B-1 convertible preferred terms. With this, LabOne's Board of Directors has been reduced to seven members which includes three members from the Welsh Carson firm. Much of our focus during the fourth quarter involved the integration of Osborn's operation with LabOne. By January 1st, this integration was successfully completed and the former Osborn laboratory facilities vacated. I want to take this opportunity to express my sincere appreciation to all involved with this undertaking.

As just mentioned, we realized significant internal growth during the fourth quarter and during the year. During the fourth quarter, our paramedical examination service grew 83% to almost $17 million in revenue, compared to the same quarter last year. Combined with the expansion of other risk assessment services, we believe we are demonstrating to our clients that we can provide an end-to-end solution for their underwriting requirements. Within our clinical testing services, substance abuse test revenues were down slightly this quarter compared to last year as a result of the decrease in pre-employment screening - an overall reflection of the economy. By contrast, however, we demonstrated continued growth with healthcare testing with a 31% increase in the fourth quarter 2001 compared to the same quarter last year. This reflects further penetration, not only in our core markets, but the recognition of our foothold in a number of new markets.

Management is very excited about our opportunities as we emerge into 2002. We will continue our principal focus of serving our clients and providing new offerings to the menu of risk assessment services while expanding our clinical presence in new markets.

Throughout 2001, we portrayed operational improvements aimed at lowering unit costs and expanding capacity to process new business. This emphasis proved very timely as overall sample volume for the quarter was up 29%. Insurance applicants processed boomed as a result of the Osborn acquisition and an apparent expansion in demand for tests and services from underwriting insurers due to several market factors. Fourth quarter insurance applicants totaled 1,513,172 versus 935,178 in the same quarter a year ago. The difference in applicants over the prior year was 577,994, of which applicants "acquired" with the Osborn Group accounted for 361,553. Healthcare sample volume grew over the prior year as well due primarily to organic growth in that business. Healthcare patient samples were 391,745 this quarter versus 340,413 a year ago. Finally, our pre-employment drug screening samples offset some of the growth as the economy slowed and negatively impacted donor volumes. Workplace donor volumes fell to 540,935 in the fourth quarter of 2001 from 625,471 in 2000. These volumes correlate to the hiring activity of our clients.

With 2.4 million samples processed in the fourth quarter, we estimate our healthcare and insurance lab capacity, as well as that of our toxicology lab, to be approximately 50% before substantial capital expenditures would be required to grow the facility. With this in mind, we believe targeted acquisitions can be integrated to utilize unused capacity.

Indeed, many of our fourth quarter activities were centered on integrating the laboratory operations of the Osborn Group into our facility. By December 31st, 2001, administrative, logistical, and primary lab functions had ceased at Osborn facilities, which were subsequently closed down. The ability to integrate the volume adds credence to our strategy of utilizing excess capacity.

Recognizing that acquired customers were dependent on information systems created at the Osborn Group, much of our efforts surrounded integrating the two laboratory information systems. Best-of-class features were maintained, and customers have been extremely helpful in identifying critical elements of the improved systems. We appreciate the patience of our clients during this integration and are convinced the result is a better product than either laboratory offered independently.

With the elimination of redundant expenses as of December 31st, we expect to realize unit cost improvements in the laboratory as described in our 8-K filing in October. Additionally, the focus on operational initiatives has yielded improved gross margins in our expanding healthcare division. Specifically, we realized a 42% gross margin in the fourth quarter of 2001 versus 32% in the prior year. The operations and information technology groups will continue to concentrate on driving lower unit costs and improving quality and processes in 2001.

Fourth quarter revenues were $69.6 million compared to $45.8 million for the fourth quarter 2000. Revenues for the fourth quarter 2001 included $9.2 million contributed by the Osborn Group which was acquired August 31, 2001. Compared to revenues for the same quarter last year, risk assessment services increased 71% to $50.5 million; healthcare increased 31% to $12.8 million; and substance abuse testing decreased 2% to $6.4 million. Excluding the acquisition of Osborn, risk assessment revenues increased 39%.

Net income for the quarter was $1.4 million, or $0.07 per share, compared to a net loss of $1.7 million, or $0.16 per share, for the fourth quarter 2000. EBITDA for the fourth quarter 2001 was $6.8 million, including $1.3 million contributed by Osborn. This compares to $1.5 million for the same period last year. The fourth quarter 2000 results included a pre-tax charge of $2.1 million that was associated with the write-down of certain accounts receivable. Fourth quarter 2001 EBITDA comprised $9.8 million for risk assessment, $1.7 million for healthcare, and $0.2 million for substance abuse testing, offset by $4.9 million for corporate, selling, general, and administrative expenses.

On an annual basis, revenues increased 38% to $233.9 million, compared to $169.2 million for fiscal 2000. Risk assessment revenues increased 47% to $159.3 million, including $11.9 million for the contribution of Osborn. Healthcare revenues increased 32% to $46.6 million. Substance abuse revenues increased 14% to $27.9 million.

For fiscal 2001, LabOne had a net loss of $1.0 million compared to a net loss of $0.5 million for fiscal 2000. The 2001 results were impacted by a non-cash charge of $3.2 million associated with the warrants issued in connection with the investment by Welsh Carson Anderson & Stowe and an additional $0.4 million after-tax charge associated with the acquisition of Osborn recognized during the third quarter. Fiscal 2000 results were impacted by the $1.3 million in after-tax charges just mentioned associated with the write-down of certain accounts receivable. Fiscal 2001 loss per share was $0.18, compared to a loss per share of $0.05 in 2000. EBITDA for fiscal 2001 was $20.4 million, compared to $14.5 million for the prior year, and was comprised of $32.8 million for risk assessment, $4.4 million for healthcare, and $2.8 million for substance abuse testing. This was offset by $19.6 million for corporate, selling, general, and administrative expenses.

Working capital increased approximately $6 million since December 2000, principally as a result of the additional business from Osborn. Long-term debt increased $17 million, including $15 million of subordinated debt issued in connection with the Welsh Carson financing and the Osborn acquisition.

With the approval of shareholders on January 31, 2002, the B-2 preferred stock issued to Welsh Carson was exchanged for the B-1 convertible preferred with retroactive treatment of terms. This included a reversal of $0.3 million of interest expense associated with the B-2 that was recognized in the third quarter and reversed in the fourth. Accordingly, such treatment has been applied to the computation of earnings per share as if all shares issued August 31, 2001 were B-1 convertible preferred shares.

Question and Answer Session:

Q: When I looked at the results for the quarter and compared them, for what I was looking for, it looked like your SG&A costs came in lower than what I was anticipating. Were you realizing synergies with Osborn faster, or additional synergies, or what might have accounted for the better operating expenses?

A: We didn't realize the synergies any faster than what we had originally projected. In fact, initially we had hoped the transition would be a 60 to 90 day, and it actually closed at the end of the year, so all the transition service expenses that we had contracted for with ChoicePoint remained in effect to the balance of the end of the year. The changes, I think, that you're recognizing are probably just some expenses that we may have projected conservatively that we actually did not incur.

Q: A couple of questions: Number one, what was your cash flow from operations last year, and then what are your expected capital expenditures for next year?

A: Let me answer the latter first. The capital expenditures for next year are projected to be between $9 and $10 million, of which about $3 million represents maintenance capital and the balance represents what we call development capital; that basically reflects new initiatives or, in the case of expansion of paramedical services, the associated IS costs. With respect to your former question, I don't have it at the top of my head, but I'd be glad to share that with you later.

Q: Can you provide some color as to your healthcare revenue, what percentage of that was derived from Lab Card; and then also, of the Lab Card accounts that have been active for a full year, what does the utilization look like?

A: We have about a third of our revenue on the healthcare side coming from Lab Card. If I understand your question correctly, as far as customers who have been on a full year, what the average utilization they experienced, it's roughly 30 percent of their encounters come through the Lab Card program as opposed to the overlapping medical benefits that they have available to them.

Q: And within the risk assessment business, there's now sort of four separate product lines. Can you give us a flavor for pricing and volume growth in those product lines?

A: In terms, first, on the tele-underwriting side, pricing will vary anywhere from $25 dollars to $35. In terms of margins on the tele-underwriting side, again, at the top side about 40 to 45 percent.

Paramedical pricing, in terms of an average price, you're talking about maybe $70. Again, it varies with the size of the account. The margins in that business - it depends on whether you're talking about the corporate office of which we now have close to 30 where you can achieve a better margin with that business. With the affiliates, our gross margin on our paramedical business varies from period to period, depending upon volume, but it runs generally from 15 to 18 percent.

The basic laboratory product on the insurance side is about 40 percent. The other products that we have - the inspections that we do for some of the companies - it varies by product line there as well. On average the gross margin on the other products is generally about 25 to 27 percent in the latter case.

I also probably ought to add here too that we have a substantial tele-underwriting initiative for 2002, which most of the associated revenues will be realized beginning the third quarter. It actually starts in the second quarter, but substantially so in the third and fourth quarters.

Q: And with respect to the Osborn integration, you had initially estimated and you set forth in your 8-K about $9 million of savings in corporate overhead. How is that tracking, and how is that likely to shake out over 2002, and then can you give us guidance for 2002?

A: I can tell you in terms of guidance that what we put in to the 8-K was contracted with ChoicePoint. In other words, we identified individuals that were given their WARN Act notice at the execution of the purchase agreement with ChoicePoint. Likewise, we didn't assume any of the facilities or any of the leases associated with the equipment. So those are very hard numbers. Refer to the 8-K on that.

Q: What about overall guidance for 2002 in terms of ranges of revenue, EBITDA, and EPS?

A: We haven't given formal guidance yet. I think we mentioned certainly in our presentations as of recently that we expect to give that guidance at the end of the second quarter, in no small part because we believe that there are a number of reports that are forthcoming that we don't want to give that guidance until those reports have had an opportunity to circulate.

Q: In addition to the strong same-store growth that you guys talked about, it looks like you've experienced some nice growth in the old Osborn business. Can you comment on what's driving that, and also can you comment on whether you are still not seeing any customer attrition?

A: As far as the Osborn block of business, in the fourth quarter we had good activity with the business, good growth. In terms of what's causing it, certainly the September 11th tragedy has probably caused consumers out there to buy more life insurance. Consequently, there's been more laboratory tests that we've had to do for our insurance customers, both for Osborn and our LabOne customer base. So the business has been quite strong.

Q: Two follow-up questions. Number one, your organic growth on the healthcare area was very strong - I think you mentioned 31%. Is that something that can be duplicated this year? Secondly, and this is sort of from more of a big-picture standpoint, obviously your substance abuse testing is related to employment trends. Are you seeing any changes in that area? Any pickup, any employment picture you can give us from a big-picture standpoint?

A: Let me answer your second question first. There are two cycles within pre-employment screening: one which is a seasonal cycle, the second of which is obviously tied to employment. Because the seasonal cycle troughs in December and January, it's very difficult for us to predict whether employment trends have begun to pick up. I would allude to the same things that you hear in the news and the expectation that most recessions typically run six to 18 months, and that would give us a median target of middle of this year to expect that to pick up. We have met with our major customers. A number of our major customers anecdotally are saying "We'll be back," that type of thing. I think that's obviously subject to broader economic conditions than we can account for.

On your first question regarding organic growth in healthcare, we do have an expectation that we're going to continue to see that rate of organic growth. We're not relying solely on organic growth in that particular sector. I think we've alluded to that a number of times. Obviously, we have had very great successes in markets that we've penetrated, increasing that penetration. In order to maintain that type of growth, we're going to have to penetrate new markets - which we have selected markets that we've focused on - but I can't really elaborate any further than that.

Q: Just in terms of the capacity utilization figures that you gave at 50% which is rather low, incremental business - if I understand this correctly, incremental business can either be in clinical or in risk assessment, it makes no difference? And there are no major additional capital expenditures required to accommodate a doubling of volume, is that correct?

A: In terms of the additional capacity that we have in the insurance testing side, we're about 50 percent of our capacity. On the clinical side, we're about 50 percent of our capacity as well, with no really minimal capital expenditures to get to full capacity.

Q: And how interchangeable? - that business would all be performed in the same location?

A: We think we're at about half, not only in healthcare and insurance, but also toxicology. That's certainly a test mix question as to what types of tests would come in, but the reason we think we're at half is because, number one, we don't utilize all three shifts now. So you can imagine you have idle capital expense sitting there that could be utilized on other shifts that aren't currently utilized. Where we would add expense is actually places for people who do manual processes to sit as opposed to your more expensive instrumentation like an Olympus 5400. They're here, they've got capacity on them. Our expense would come in having data entry operators sit down to enter data, not in major capital expense type of instrumentation.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: February 27, 2002	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer
Date: February 27, 2002	By /s/ Joseph C. Benage Joseph C. Benage Secretary